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                                                                   EXHIBIT 10.13

                                CONFORMED COPY


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND HAS BEEN ISSUED BY THE COMPANY IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THIS NOTE MUST BE HELD UNTIL MATURITY IN ACCORDANCE WITH ITS TERMS AND CANNOT BE SOLD, ASSIGNED, ENDORSED, OR OTHERWISE TRANSFERRED. THIS NOTE IS SUBJECT TO CONDITIONS OF THAT CERTAIN SUBORDINATION AGREEMENT DATED MARCH 1996 BY AND AMONG CLAY PAGE, AMSCO STERILE RECOVERIES, INC. AND STERILE RECOVERIES, INC.


                                                                     $109,000.00

                            STERILE RECOVERIES, INC.


                                PROMISSORY NOTE


         STERILE RECOVERIES, INC. (the "Company"), a Florida corporation, promises to pay to CLAYTON W. PAGE ("Payee"), at 112 Bayside Court, Sanford, Florida 32771, the principal amount of ONE HUNDRED NINE THOUSAND AND NO/100 DOLLARS ($109,000.00), and to pay interest on the unpaid principal amount from the date of this Promissory Note (this "Note"), at the rate, on the dates, and subject to the conditions specified in this Note. As used in this instrument, the term "Note" includes any Note issued and delivered in exchange and substitution for this Note.

         1. INTEREST. Interest will accrue on the unpaid principal amount of this Note from July 1, 1996, until its payment in full at an annual rate equal to the "Prime Rate" announced from time to time by the financial institution at which the Company maintains its principal deposit relationship. (Interest will not accrue from the date of this Note through June 30, 1996.) Subject to the terms of the Subordination Agreement (as hereinafter defined), the Company shall pay all accrued interest quarterly on October 1, January 1, April 1, and July 1 of each year, beginning on October 1, 1996, and continuing on each succeeding quarterly payment date until this Note is paid in full.

         The Company and the holder of this Note intend to comply strictly with applicable law regulating the maximum allowable rate or amount of interest that Payee may charge and collect on this Note. Accordingly, and notwithstanding anything in this Note to the contrary, the aggregate amount of interest and other charges constituting interest under applicable law that are payable, chargeable, or receivable under this Note shall not exceed the maximum amount of interest now allowed by applicable law or any greater amount of interest allowed because of a future amendment to existing law. The Company is not liable for any interest in excess of the maximum lawful amount, and any excess interest charged or collected by the
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holder of this Note will constitute an inadvertent mistake and, if charged but not paid, will be cancelled automatically, or, if paid, will be either refunded to the Company or credited against the outstanding principal amount of this Note, at the election of the Company.

         2. PRINCIPAL; PREPAYMENT. Subject to the terms of the Subordination Agreement, the Company shall repay the principal outstanding under this Note in four equal, quarterly installments of $27,250 each, beginning on April 1, 1997, or, if earlier, ten days after the Company closes an initial public offering of its common stock. Subject to the terms of the Subordination Agreement, the Company may (but is not required to) prepay this
Note in whole or in part at any time, without penalty or premium to the holder of this Note. Upon full payment of this Note, the holder of this Note shall surrender it to the Company for cancellation.

         3. PLACE AND METHOD OF PAYMENT. The Company shall pay all principal and interest under this Note in legal tender of the United States of America at the address shown in the register maintained by the Company for that purpose. If any payment date under this Note occurs on a day that is a Saturday, Sunday, or bank holiday in Tampa, Florida, that payment date will be extended automatically to the next succeeding day that is not a Saturday, Sunday, or bank holiday in Tampa, Florida, and, during the extension, the Company shall pay interest on the unpaid principal amount at the rate stated for the payment of interest. The Company shall pay all principal and interest due under this Note without any presentation of the Note. Any repayment of this Note will be applied first to accrued interest and then to principal.

         4. SUBORDINATION; POTENTIAL OFFSET. Pursuant to the terms of that certain Subordination Agreement by and among Payee, Company and AMSCO Sterile Recoveries, Inc., dated March 1996 ("Subordination Agreement"), Payee has subordinated the indebtedness owed to him by the Company under this Note (the "Subordinated Debt") to the indebtedness of the Company to AMSCO Sterile Recoveries, Inc. ("Amsco") under the Purchase Money Note dated July 31, 1994 (the "Amsco Note"), as amended, and this Note and the rights and obligations hereunder are subject to the terms of the Subordination Agreement. Payee further acknowledges that this Note has been delivered to Payee pursuant to the Agreement and Plan of Merger dated as of February 26, 1996 (the "Merger Agreement"), among Payee, the Company, and Surgipro, Inc., and is subject to offset pursuant to Section 3.7 of the Merger Agreement.

         5. PERSON DEEMED OWNER. The Company may treat the person in whose name this Note is registered on its books as the absolute owner of this Note for the purpose of receiving any payment under this Note and for all other purposes. All payments issued to the registered holder of this Note, or upon


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his order, will satisfy, to the extent of the amount paid, the Company's liability under this Note for the amount paid or issued. Any demand, request, or consent of the registered holder of this Note will be conclusive and binding on that holder and upon all future holders and registered owners of the Note.

         6. DEFAULTS AND REMEDIES. An occurrence of any of the following events will constitute a "Default" under this Note:

                 (a) The nonpayment when due of any principal or accrued interest under this Note, whether at maturity, by acceleration, or otherwise, which continues 15 days after Payee provides to the Company written notice of nonpayment;

                 (b) The adoption of a resolution by the Company's board of directors for the dissolution or liquidation of the Company;

                 (c) The issuance by the Florida Department of State of a certificate of involuntary dissolution of the Company, if the Company is not reinstated as a corporation within 30 days after the effective date of involuntary dissolution;

                 (d) The Company merges into, consolidates with, or leases or transfers all or substantially all its assets to, any other person unless (i) the person is a corporation or limited partnership; (ii) the person assumes by a written assumption and modification of the Note the obligations of the Company under the Note (except that it need not assume the obligation of the Company as to conversion of the
         Note if pursuant to section 10 above the Company or another person enters into a written modification of the Note obligating it to deliver cash, securities, or other property upon conversion of the
         Note); and (iii) a Default does not exist immediately after the transaction;

                 (e) The filing by the Company of a petition seeking relief or reorganization under any bankruptcy, insolvency, or other debtor relief law or the Company giving written notice to any creditor of a proposed general assignment for the benefit of its creditors;

                 (f) The filing of a bankruptcy petition against the Company that is not dismissed within 90 days after it is filed;


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                 (g)      The appointment of a trustee, receiver, or custodian
         for the Company generally or for all or substantially all its assets;

                 (h) The sequestration or assumption of custody by a court of competent jurisdiction of all or substantially all the assets of the Company, if the custody or sequestration is not terminated within 30 days after it becomes effective;

                 (i) The entry of a final judgment against the Company for the payment of money or damages in excess of 10% of its consolidated total assets, if the judgment is not discharged or the issuance of a writ of execution or similar process with respect to the judgment is not stayed within the time allowed by law; or

                 (j) The issuance of a levy, garnishment, attachment, writ of execution, or similar process against the Company (whether or not pursuant to a final judgment) in connection with a claim for the payment of money or damages in excess of 10% of its consolidated total assets, if the writ is not stayed or vacated within ten days after its issuance.

Upon the occurrence at any time of a Default and subject to the terms and conditions of the Subordination Agreement, the holder of this Note may accelerate the maturity date of this Note and declare the entire unpaid principal amount of this Note and all interest accrued on it immediately due and payable without further notice to the Company, and the holder of this Note also may proceed otherwise to protect its rights as provided by applicable law. The Company and every other person liable at any time for payment of this Note waive presentment, protest, notice of protest, and notice of dishonor with respect to this Note. Every right, power, or remedy conferred by this Note on the holder of this Note, or by any agreement or instrument executed pursuant to it, is not exclusive of any other right, power, or remedy conferred on the holder of this Note in this Note or in any other agreement or instrument now or later available to it at law or in equity.

         7. RENEWALS, EXTENSIONS, AND INDULGENCES. The Company expressly consents to all renewals and extensions of this Note, as a whole or in part, and all delays in time of payment or other performance under this Note, that the holder of this Note allows, without limitation and without notice to, or further consent of, the Company.

         8. NOTICES. Every notice, consent, and demand required or permitted by this Note will be valid only if it is (a) given in writing, (b) hand delivered or sent by telex, telecopy, telegraph, commercial courier, or the United States


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Postal Service, and (c) addressed by the sender, if to the Company:  to Sterile
Recoveries, Inc., 28100 U.S. Highway 19 North, Suite 241, Clearwater, Florida 34621; and, if to the holder of this Note: to the address set forth in the first paragraph of this Note, or to such other addresses as either party designates by written notice to the other. A validly given notice, consent, or demand will be effective on the earlier of its receipt, if hand delivered or sent by telex, telecopy, telegraph, or commercial courier, or the third day after it is postmarked by the United States Postal Service for dispatch by first class, postage prepaid, United States mail (whether or not certified or registered and regardless of whether a return receipt is requested or received).

         9. NO RECOURSE AGAINST OTHERS. A director, officer, employee, or shareholder, as such, of the Company is not liable for, and, by accepting this Note, each holder of this Note waives and releases all of them from liability for, any obligation of the Company under this Note or any claim based on, in respect of, or by reason of, those obligations or their creation. This waiver and release are part of the consideration for the issue of the Note.

         10. CHOICE OF LAW; LEGAL PROCEEDINGS. Each party to this Note stipulates that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is Pinellas County, Florida, for state court proceedings, and the Middle District of Florida, for federal district court proceedings and waives any defense, whether asserted by motion or pleading, that Pinellas County, Florida, or the Middle District of Florida, is an improper or inconvenient venue. The validity, construction, interpretation, and enforcement of this Note are governed by the laws of the State of Florida, excluding the laws of that state pertaining to the resolution of conflicts with laws of other jurisdictions.

         11. PAYMENT OF COSTS. In any litigation or other dispute (including trial, pretrial, appellate, bankruptcy, or judgment execution proceedings) between the parties that relate to this Note, the losing party shall reimburse the prevailing party, on its demand, for all costs and expenses that are incurred by the prevailing party as the result of that dispute or litigation.



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         12.     RESTRICTIONS ON TRANSFER.  THIS NOTE CANNOT BE SOLD, ASSIGNED,
PLEDGED, OR OTHERWISE TRANSFERRED.  ANY ATTEMPTED TRANSFER WILL BE NULL AND
VOID.


EXECUTED: June 11, 1996                  STERILE RECOVERIES, INC.



                                         By: /s/ James T. Boosales
                                            ---------------------------
                                            James T. Boosales
                                            Executive Vice President

                                                                [CORPORATE SEAL]



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